UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Brocade Communications Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, CA 95110

To the Stockholders of Brocade Communications Systems, Inc.:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Brocade Communications Systems, Inc. The Annual Meeting will be held on Monday, April 17, 2006, at 4:00 p.m. Pacific time, at our corporate offices located at 1745 Technology Drive, San Jose, California 95110.

The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended October 29, 2005. We encourage you to read the Form 10-K. It includes our audited financial statements and information about our operations, markets and products.

Stockholders of record as of February 23, 2006 may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or vote via the Internet or by telephone. Returning the proxy card, or voting via the Internet or by telephone, will ensure your representation at the meeting but does not deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Dave House Chairman of the Board	Michael Klayko Chief Executive Officer

Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, CA 95110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 17, 2006

On Monday, April 17, 2006, Brocade Communications Systems, Inc. (“Brocade”) will hold its 2006 Annual Meeting of Stockholders at 4:00 p.m. Pacific time. The meeting will be held at Brocade’s corporate offices located at 1745 Technology Drive, San Jose, California 95110 for the following purposes:

•	Election of David L. House and L. William Krause as Class I directors;

•	Ratification of the selection of KPMG LLP as our independent auditors;

•	Consideration of a stockholder proposal if properly presented by its proponent at the Annual Meeting, set forth as Proposal Three herein; and

•	Any other matters that may properly be brought before the meeting or at any adjournment or postponement thereof.

More information about these business items is described in the enclosed proxy statement. Only stockholders of record as of February 23, 2006 may vote at the Annual Meeting. Any of the above matters may be considered at the Annual Meeting at the date and time specified above or at an adjournment or postponement of such meeting.

For the Board of Directors,

Tyler Wall
Vice President, General Counsel and
Corporate Secretary

San Jose, California
March 6, 2006

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD.

BROCADE COMMUNICATIONS SYSTEMS, INC.

PROXY STATEMENT FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

Brocade’s Board of Directors is providing these proxy materials to you for use at the 2006 Annual Meeting of Stockholders to be held on Monday, April 17, 2006 at 4:00 p.m. Pacific time, and at any postponement or adjournment of the meeting. The Annual Meeting will be held at our offices located at 1745 Technology Drive, San Jose, California 95110. Stockholders are invited to attend the Annual Meeting and are asked to vote on the proposals described in this proxy statement.

These proxy solicitation materials and the enclosed Annual Report on Form 10-K for the fiscal year ended October 29, 2005, including financial statements, were first mailed on or about March 6, 2006 to all stockholders entitled to vote at the Annual Meeting. Our principal executive offices are located at 1745 Technology Drive, San Jose, California 95110, and our telephone number is (408) 333-8000.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?

A:	You will be voting on:

•	The election of two Class I directors;

•	Ratification of selection of KPMG LLP as our independent registered public accounting firm;

•	Consideration of a stockholder proposal (see Proposal 3) if properly presented by its proponent; and

•	Any other business that may properly come before the meeting or at any adjournment or postponement thereof.

Q:	What are the Board of Directors’ recommendations?

A:	The Board recommends a vote:

•	FOR the election of directors

•	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm

•	AGAINST the stockholder proposal

•	FOR or AGAINST other matters that come before the Annual Meeting, as the proxy holders deem advisable.

Q:	Who is entitled to vote at the meeting?

A:	Stockholders who our records show owned shares of Brocade as of February 23, 2006 (the “Record Date”) may vote at the Annual Meeting. At the close of business on that date, we had a total of 273,158,241 shares of Common Stock issued and outstanding, which were held of record by approximately 685 stockholders. The stock transfer books will not be closed between the Record Date and the date of the meeting. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share of Brocade Common Stock that you own.

Q:	Can I attend the meeting in person?

A:	You are invited to attend the Annual Meeting if you are a stockholder of record or a beneficial owner as of February 23, 2006. In addition, you must also present a form of photo identification, such as a driver’s license or passport.

Q:	How do I vote?

A:	If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will provide details regarding Internet and telephone voting. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your Common Stock by using the toll free telephone number, the Internet voting site listed on the proxy card, or by signing, dating and mailing the proxy card in the postage paid envelope that we have provided. You may also choose to attend the Annual Meeting and vote your shares in person. Specific instructions for using the telephone and Internet voting systems are on the proxy card. The telephone and Internet voting systems for record holders will be available until 12:00 p.m. (Central Time) on April 14, 2006. Whichever of these methods you choose to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Q:	If I sign a proxy, how will it be voted?

A:	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the above recommendations of our Board of Directors.

If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote?”

Q:	What should I do if I get more than one proxy or voting instruction card?

A:	You will get more than one proxy or voting instruction card if you hold shares in more than one brokerage account. You should sign and return all proxies and voting instruction cards you receive relating to our Annual Meeting to ensure that all of your shares are voted.

Q:	How do I obtain a separate set of proxy materials or request a single set for my household?

A:	If you share an address with another stockholder, you may receive only one set of proxy materials (including our Annual Report on Form 10-K and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now, please request the additional copies by contacting our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033.

All stockholders also may write to us at the address below to request a separate copy of these materials:

Brocade Communications Systems, Inc. 1745 Technology Drive San Jose, CA 95110 Attention: Investor Relations

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write us at the address above to request delivery of a single copy of these materials.

Q:	Can I change my vote?

A:	You may change your vote at any time prior to the vote at the Annual Meeting. To revoke your proxy instructions and change your vote if you are a holder of record, you must (i) attend the Annual Meeting and vote your shares in person, (ii) advise our Corporate Secretary at our principal executive office (1745 Technology Drive, San Jose, California 95110) in writing before the proxy holders vote your shares, or (iii) deliver later dated and signed proxy instructions.

Q:	What happens if I decide to attend the annual meeting but I have already voted or submitted a proxy covering my shares?

A:	You may attend the meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

Q:	How are votes counted?

A:	The Annual Meeting will be held if a majority of the outstanding shares of Common Stock entitled to vote is represented in person or by proxy at the meeting. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your Common Stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Q:	Who will tabulate the votes?

A:	Brocade will designate a representative of Wells Fargo Shareowner Services as the Inspector of Election who will tabulate the votes.

Q:	Who is making this solicitation?

A:	This proxy is being solicited on behalf of Brocade’s Board of Directors.

Q:	Who pays for the proxy solicitation process?

A:	Brocade will pay the cost of this proxy solicitation. We plan to retain The Altman Group to assist with the solicitation for an estimated fee of $12,000 plus reasonable out-of-pocket expenses. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may present proposals for action at a future meeting only if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our bylaws. In order for a stockholder proposal to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2007 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), the proposal must be received by us no later than November 7, 2006.

If a stockholder intends to submit a proposal or nomination for director for our 2007 Annual Meeting of Stockholders that is not to be included in our Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in our bylaws no later than January 18, 2007. Our bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, California 95110, Attention: Investor Relations. You can also access our SEC filings, including our Annual Report on Form 10-K, on our website at www.brocade.com. The information on our website is not a part of this Proxy Statement.

Q:	What if I have questions about lost stock certificates or need to change my mailing address?

A:	You may contact our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033, if you have lost your stock certificate or need to change your mailing address.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors is presently composed of 8 members: Messrs. Michael Klayko, Neal Dempsey, David L. House, L. William Krause, Seth D. Neiman, Christopher B. Paisley, Sanjay Vaswani and Robert R. Walker. Mr. House serves as Chairman of the Board of Directors. Each of the directors other than Mr. Klayko is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect. Effective as of the date of the 2006 Annual Meeting, and following the resignations of Messrs. Neiman and Paisley from the Board, the number of directors constituting the Board of Directors of the Company will be set at six. Messrs. Neiman and Paisley have decided not to stand for re-election as Class I directors of the Company at the 2006 Annual Meeting of Stockholders.

The Board of Directors held 27 meetings during fiscal year 2005, four of which were regularly scheduled meetings and 23 of which were special meetings. The Board also acted 3 times by unanimous written consent. Each director attended at least 75% of the aggregate of all of our Board of Directors meetings and committees meetings for committees on which such director served during fiscal year 2005 and was eligible to attend, except for Seth Neiman who attended 63% of the aggregate of all Board of Directors meetings.

Information About the Directors and Nominees

Set forth below is information regarding our directors and the nominees as of February 14, 2006:

			Director
Name	Age	Position	Since

Class I nominees to be elected at the Annual Meeting:
David L. House	62	Chairman	2004
L. William Krause	63	Director	2004
Class II directors whose terms expire at the 2007 annual stockholders meeting:
Neal Dempsey	64	Director	1995
Sanjay Vaswani	46	Director	2004
Class III directors whose terms expire at the 2008 annual stockholders meeting:
Michael Klayko	51	CEO and Director	2005
Robert R. Walker	55	Director	2005
Class I directors not standing for re-election at the Annual Meeting:
Seth D. Neiman	51	Director	1995
Christopher B. Paisley	53	Director	2002

There are no family relationships between any director and executive officer.

Incumbent Director Nominees:

David L. House has served as the Chairman of our Board of Directors since December 2005. From January 2005 through December 2005, he served as Executive Chairman of the Board. Mr. House served as Chairman and Chief Executive Officer of Allegro Networks from January 2001 until April 2003. Prior to that, he served as President of Nortel Networks Corp. from August 1998 until August 1999. Mr. House joined Nortel Networks Corp. when it was merged with Bay Networks, Inc., where he served as Chairman of the Board, President and Chief Executive Officer from October 1996 until August 1998. Mr. House received a B.S.E.E. degree from Michigan Technological University and an M.S.E.E. degree from Northeastern University of Boston. Mr. House serves on our Compensation Committee and on our Nominating and Corporate Governance Committee.

L. William Krause has served as Chairman of the Board of Caspian Networks, Inc., an IP networking systems provider, since April 2002 and Chief Executive Officer from April 2002 until June 2004. In addition, Mr. Krause has been President of LWK Ventures, a private investment firm since 1991. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through

Chapter 11 Bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves as director of Core-Mark Holdings, Inc., Packeteer, Inc., Sybase, Inc. and Trizetto Group, Inc. Mr. Krause holds a B.S. degree in electrical engineering and received an honorary Doctorate of Science from The Citadel. Mr. Krause serves on our Audit and Compensation Committees and as Chairman of our Nominating and Corporate Governance Committee.

Class II Directors — Term Expires 2007

Neal Dempsey has been a general partner of Bay Partners, a venture capital firm, since May 1989, and the managing general partner since July 2002. Mr. Dempsey received a B.A. in Business from the University of Washington. Mr. Dempsey serves on our Nominating and Corporate Governance Committee, and as Chairman of our Compensation Committee.

Sanjay Vaswani has been a managing partner of the Center for Corporate Innovation, Inc. since 1990. From 1987 to 1990 he was an associate for McKinsey & Company. Prior to that, Mr. Vaswani was employed by Intel Corporation where he concentrated on finance and strategic planning activities for Intel’s worldwide wafer-fabrication facilities. Mr. Vaswani serves as a director of Blue Star Infotech Ltd. Mr. Vaswani earned a bachelor’s degree from the University of Texas at Austin and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Vaswani serves on our Compensation and Nominating and Corporate Governance Committees.

Class III Directors — Term Expires 2008

Michael Klayko has served as our Chief Executive Officer and a director since January 2005. Prior to that, he served as Vice President, Worldwide Sales from May 2004 until January 2005. From April 2003 until May 2004, Mr. Klayko served as Vice President, Worldwide Marketing and Support, and from January 2003 until April 2003, he was Vice President, OEM Sales. From May 2001 to January 2003, Mr. Klayko was Chief Executive Officer and President of Rhapsody Networks, a privately held technology company acquired by Brocade. From December 1998 to April 2001, Mr. Klayko served as Executive Vice President of McDATA Corporation, a storage networking company. From March 1995 to November 1998, Mr. Klayko was Senior Vice President for North American Sales at EMC Corporation, a provider of information storage systems products. Mr. Klayko also held various executive sales and marketing positions at Hewlett-Packard Company and IBM Corporation. Mr. Klayko received a B.S. in Electronic Engineering from Ohio Institute of Technology, in Columbus, Ohio.

Robert R. Walker joined our Board of Directors in April 2005. Mr. Walker served as Executive Vice President and Chief Financial Officer for Agilent Technologies, Inc., an electronic instrument company, from May 2000 until December 2001 when he retired. From May 1999 until May 2000, he was Senior Vice President and Chief Financial Officer. During 1997 and 1998, Mr. Walker served as Vice President and General Manager of Hewlett-Packard’s Professional Services Business Unit. From 1993 to 1997, he led Hewlett-Packard’s information systems function, including as Vice President and Chief Information Officer from 1995 to 1997. Mr. Walker is also a director of Electro Scientific Industries. He received both a B.S. in electrical engineering and an M.B.A. from Cornell University. Mr. Walker serves on our Audit Committee.

Class I Directors Not Standing for Re-election

Seth D. Neiman served as Chairman of the Board of Directors of Brocade from August 1995 until May 2001, and as our Chief Executive Officer from August 1995 until June 1996. Mr. Neiman has been a general partner of Crosspoint Venture Partners since January 1996, and a managing partner since December 1999. Mr. Neiman received a B. A. in Philosophy from Ohio State University. Mr. Neiman does not currently serve on any Board Committees. Mr. Neiman will no longer serve on the Board of Directors following our Annual Meeting of Stockholders.

Christopher B. Paisley has been the Dean’s Executive Professor of Accounting and Finance in the Leavey School of Business at Santa Clara University since January 2001. From September 1985 until May 2000, Mr. Paisley was the Senior Vice President of Finance and Chief Financial Officer of 3Com Corporation. Mr. Paisley is also a director of Volterra Semiconductor Corp. and Electronics for Imaging. Mr. Paisley received a B.A. in Economics from the University of California, Santa Barbara and an M.B.A. from the University of California, Los Angeles. Mr. Paisley serves as Chairman of our Audit Committee. Mr. Paisley will no longer serve on the Board of Directors following our Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance committees. The Board of Directors has adopted a written charter for each of these committees, copies of which can be found on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage. All members of the committees appointed by the Board of Directors are non-employee directors.

The following chart details the current membership and the membership of each committee during fiscal year 2005 and the number of meetings each committee held in 2005 including the number of times each committee acted by unanimous written consent.

Nominating and
Corporate
Name of Director	Audit(1)	Compensation(2)	Governance(3)

Non-Employee Directors:
Neal Dempsey		C	M
David L. House		M	M
L. William Krause	M	M	C
Nicholas G. Moore	*		*
Seth D. Neiman
William O’Brien		*
Christopher B. Paisley	C
Sanjay Vaswani		M	M
Robert R. Walker	M
Employee Directors
Michael Klayko
Former Employee Director
Gregory Reyes
Number of Meetings in Fiscal 2005	61	25	1
Actions by Written Consent	0	6	0

M	= Member

C	= Chair

*	= Former Committee Chair or member

(1)	From November 2004 through February 2005, the members of the Audit Committee were Messrs. Paisley, O’Brien and Moore. In January 2005, Mr. O’Brien resigned from the Board of Directors and the Audit Committee and in February 2005, Mr. Krause was appointed in his place. In April 2005, Mr. Walker was appointed to the Audit Committee. In November 2005, Mr. Moore resigned from the Board of Directors and the Audit Committee. Mr. Paisley will no longer serve on the Audit Committee following the 2006 Annual Meeting.

(2)	From November 2004 through December 1, 2004, the members of the Compensation Committee were Messrs. Dempsey, House, O’Brien and Vaswani. Mr. O’Brien resigned from the Compensation Committee in December 2004. Mr. House resigned from the Compensation Committee in January 2005 and Mr. Dempsey was appointed Chairman of the Compensation Committee at the same time. Mr. House was re-appointed to the Committee in January 2006.

(3)	Former director Nicholas Moore was a member of the Nominating and Corporate Governance Committee until his resignation from the Board and all of its committees in November 2005.

Audit Committee

The Audit Committee oversees our accounting, financial reporting and audit processes; appoints, determines the compensation of and oversees the independent auditors; pre-approves audit and non-audit services provided by the independent auditors; reviews the results and scope of audit and other services provided by the independent auditors; reviews the accounting principles and practices and procedures used in preparing our financial statements; and reviews our internal controls.

The Audit Committee works closely with management and our independent auditors. The Audit Committee also meets with our independent auditors without members of management present, on a quarterly basis, following completion of our auditors’ quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope and fees for the audit services to be performed.

Each of the Audit Committee members is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect. In addition, the Nominating and Governance Committee of Board of Directors has determined that Mr. Walker is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee Report is included in this proxy statement on page 25. A copy of the Audit Committee’s written charter is attached hereto as Appendix I.

Compensation Committee

The Compensation Committee (i) oversees and makes general recommendations to the Board of Directors regarding our compensation and benefits policies and (ii) oversees, evaluates and approves cash and stock compensation plans, policies and programs for our executive officers. The Compensation Committee was composed of five directors until the resignation of Mr. O’Brien from the Committee on December 1, 2004 and the resignation of Mr. House on January 21, 2005. On January 20, 2006, Mr. House was re-appointed to the Compensation Committee. Each current member of the Compensation Committee is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect. The Compensation Committee Report is included herein on page 22.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; develops and recommends governance principles applicable to Brocade; oversees the evaluation of the Board of Directors and management; and oversees and sets compensation for the Board of Directors.

Each member of the Nominating and Corporate Governance Committee is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards for nominating committee members, as currently in effect.

The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to our Corporate Secretary. In addition, procedures for stockholder direct nomination of directors are discussed above in the Q&A, and are discussed in detail in our bylaws, a copy of which is available on the SEC’s EDGAR website at www.sec.gov as Exhibit 3.1 to our Form 10-Q for the fiscal quarter ended April 30, 2005 and as filed with the SEC on November 14, 2005.

Director Qualifications.  The Nominating and Corporate Governance Committee does not have any specific, minimum qualifications that must be met by a Nominating and Corporate Governance Committee-recommended nominee, but uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties, and to provide insight and practical wisdom based on their past experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly their director duties. Each director must represent the interests of Brocade stockholders.

Identification and Evaluation of Nominees for Directors.  The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Directors’ Compensation

Cash Compensation.  Our directors play a critical role in guiding the Company’s strategic direction and overseeing the management of the Company. The increased demand for qualified and talented public company directors requires that we provide adequate incentives for our directors’ continued performance and participation. For fiscal year 2005, each of our non-employee directors received a $25,000 annual retainer for serving as a board member and additional fees as set forth below for serving as a chairperson and/or a member of one or more committees of the Board:

Lead Director	$15,000
Audit Committee Chair	$5,000
Audit Committee member	$10,000
Compensation Committee Chair	$5,000
Compensation Committee member	$5,000
Nominating/Governance Committee chair	$5,000
Nominating/Governance Committee member	$5,000
Additional fees per committee meeting:
In person	$1,500
By telephone	$1,000

We are also authorized to reimburse directors for expenses in connection with attendance at meetings.

In fiscal year 2006 and until changed by action of the appropriate Board committee, each of our non-employee directors will receive the fees noted above, except that we will no longer have a Lead Director but rather an independent Chairman of the Board. Our independent Chairman will receive an annual retainer of $30,000 in addition to fees he may be eligible to receive as set forth above.

In February 2006, the Nominating and Corporate Governance Committee of the Board of Directors approved a one-time payment of $100,000 to David House, Chairman of the Board of Directors, in recognition of his special assistance and service to the Board and its various committees during 2005.

Equity Compensation.  Non-employee directors also participated in the Company’s 1999 Director Option Plan (the “Director Plan”) which provides for automatic option grants to directors for their service to the Company. Only non-employee directors may participate in the Director Plan.

The Director Plan provides for the following automatic grants of options to each non-employee director:

Initial grant upon joining the Board(1)	80,000 shares
Automatic grant on each anniversary of joining the board(2)	20,000 shares

(1)	Vests as to 1/16th of the shares each quarter, fully vested on the 4th anniversary of the date of grant

(2)	Vests as to l/4th of the shares each quarter, commencing on the 3rd anniversary of the date of grant and fully vested on the fourth anniversary of each grant

Mr. House was not eligible to receive an automatic grant under the Director Plan for fiscal year 2005 since, at the time of the proposed grant, he was Executive Chairman of the Board of Directors. He no longer serves as Executive Chairman and is eligible to receive grants under the Director Plan in fiscal year 2006.

All options granted under the Director Plan have a term of 10 years. The exercise price of all options is 100 percent of the fair market value of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq National Market on the date of grant.

In the event of a merger or the sale of substantially all of the assets of the Company, and if the option is not assumed or substituted, each option granted under the Director Plan becomes fully vested and exercisable for a period of 30 days after notice is provided. If the option is not exercised within the 30-day period, the option will then terminate. Options granted under the Director Plan must be exercised within 3 months after the director’s board service terminates, or within 12 months if termination of service was due to death or disability, but only to the extent that the director was entitled to exercise the option on the date of termination. In any event, a director may not exercise any option later than the expiration of the option’s ten-year term.

Compensation Committee Interlocks and Insider Participation

Effective January 18, 2005, the Board of Directors appointed David L. House, who at that time was a director of the Company and a member of the Compensation Committee, to serve for a three-day period as the Company’s interim Chief Executive Officer. Mr. House subsequently resigned from the Compensation Committee effective January 21, 2005. On January 21, 2005, the Board appointed Michael Klayko as the Company’s Chief Executive Officer and appointed Mr. House as the Company’s Executive Chairman. (Mr. House’s title was changed to Chairman in December 2005.) From January 21, 2005 through the end of the fiscal year 2005, no member of the Compensation Committee was an officer or employee of Brocade. In addition, no member of the Compensation Committee or executive officer of Brocade served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders although directors are encouraged to attend annual meetings of Brocade stockholders. Four directors attended the 2005 annual meeting of stockholders.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by submitting an email to investor-relations@brocade.com or by writing to us at Brocade Communications Systems, Inc., Attention: Investor Relations, 1745 Technology Drive, San Jose, California 95110. Stockholders who would like their submission directed to a member of the Board of

Directors may so specify. All communications will be reviewed by the General Counsel and Director of Investor Relations. All appropriate communications will be forwarded to the Board of Directors or, if applicable, to the individual director.

Code of Ethics

In July 2003, the Board of Directors adopted a Code of Ethics for Principal Executive and Senior Financial Officers, which applies to our Chief Executive Officer, Chief Financial Officer and any other principal financial officer, Controller and any other principal accounting officer, and any other person performing similar functions. The Code of Ethics is posted on our website at www.brocade.com in the Corporate Governance section of our investor relation webpage. The information on our website is not a part of this Proxy Statement. Brocade will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics, including the name of the officer to whom the waiver was granted, on our website at www.brocade.com, in the Corporate Governance section of our investor relations page.

Since its adoption in July 2003, no amendments to the Code of Ethics have been made and no waivers with respect to the Code of Ethics have been granted to any officers or directors of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of February 14, 2006 as to (i) each person who is known by us to own beneficially more than 5% of our outstanding Common Stock, (ii) each of the executive officers and other persons named in the Summary Compensation Table, (iii) each director and nominee for director, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, California 95110.

	Nature and
	Amount of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership(1)	Class(2)

Five Percent Stockholders
Capital Group International, Inc.(3)	16,496,630	6.0%
11100 Santa Monica Blvd.
Los Angeles, CA 90025
TIAA-CREF Investment Management LLC(4)	19,808,726	7.3%
730 Third Avenue
New York, NY 10017
Named Executive Officers and Directors
Michael Klayko(5)	2,658,850	1.0%
Antonio Canova(6)	874,970	*
Don Jaworski(7)	891,793	*
Ian Whiting(8)	527,307	*
Gregory L. Reyes(9)	—	*
David L. House(10)	81,000	*
L. William Krause(11)	26,480	*
Neal Dempsey(12)	270,000	*
c/o Bay Partners 10600 N. De Anza Blvd., Suite 100
Cupertino, CA 95014
Seth D. Neiman(13)	270,000	*
c/o Crosspoint Venture Partners
2925 Woodside Road
Woodside, CA 94062
Christopher B. Paisley(14)	70,000	*
Sanjay Vaswani(15)	36,000	*
Robert R. Walker(16)	15,000	*
All Executive Officers and Directors as a Group
(12 persons)(17)	5,721,400	2.1%

*	Less than one percent

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by such person. The number of shares beneficially owned includes Common Stock that such individual has the right to acquire either currently or within 60 days of February 14, 2006, including through the exercise of an option.

(2)	Percentage of beneficial ownership is based upon 272,996,449 shares of Common Stock outstanding as of February 14, 2006. For each named person, this percentage includes Common Stock that the person has the right to acquire either currently or within 60 days of February 14, 2006, including through the exercise of an option; however, such Common Stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.

(3)	Information based on Schedule 13G dated February 3, 2006, as filed with the SEC by Capital Group International, Inc.

(4)	Information based on Schedule 13G dated February 10, 2006, as filed with the SEC by TIAA-CREF Investment Management LLC.

(5)	Includes 855,180 shares held by Genesis Management Investments Limited Partnership, 30,889 shares held by Mr. Klayko’s son, 22,889 shares held by each of Mr. Klayko’s three daughters, 166,479 shares held by the Klayko Living Trust, 176,072 shares of restricted Common Stock subject to the Company’s right of repurchase, and stock options to purchase 1,361,563 shares of Common Stock exercisable either currently or within 60 days of February 14, 2006.

(6)	Includes 6,541 shares owned directly and stock options to purchase 868,429 shares of Common Stock exercisable either currently or within 60 days of February 14, 2006. Mr. Canova resigned from his position as Chief Financial Officer in December 2005 and his employment with the Company terminated in January 2006.

(7)	Includes 126,975 shares of restricted Common Stock subject to the Company’s right of repurchase, and stock options to purchase 764,818 shares of Common Stock exercisable either currently or within 60 days of February 14, 2006.

(8)	Includes 4,609 shares owned directly, 121,896 shares of restricted Common Stock subject to the Company’s right of repurchase, and stock options to purchase 400,802 shares of Common Stock exercisable either currently or within 60 days of February 14, 2006.

(9)	Mr. Reyes resigned from his position as Chief Executive Officer in January 2005 and employment with the Company terminated in July 2005.

(10)	Includes 30,000 shares held by Mr. House directly, 1,000 shares held by Mr. House’s spouse, and stock options to purchase 50,000 shares of Common Stock exercisable either currently or within 60 days of February 14, 2006.

(11)	Includes 230 shares held by the Krause Trust DTD June 21, 1994, and stock options to purchase 26,250 shares of Common Stock exercisable either currently or within 60 days of February 14, 2006.

(12)	Includes stock options to purchase 270,000 shares of Common Stock exercisable either currently or within 60 days of February 14, 2006.

(13)	Includes stock options to purchase 270,000 shares of Common Stock exercisable either currently or within 60 days of February 14, 2006.

(14)	Includes stock options to purchase 70,000 shares of Common Stock exercisable either currently or within 60 days of February 14, 2006.

(15)	Includes 1,000 shares of Common stock owned directly, and stock options to purchase 35,000 shares of Common Stock exercisable either currently or within 60 days of February 14, 2006.

(16)	Includes stock options to purchase 15,000 shares of Common Stock exercisable either currently or within 60 days of February 14, 2006.

(17)	Includes 424,943 shares of restricted Common Stock subject to the Company’s right of repurchase, and stock options to purchase 4,131,862 shares of Common Stock exercisable by all directors and executive officers either currently or within 60 days of February 14, 2006.

PROPOSAL ONE:

ELECTION OF DIRECTORS

We have a classified Board of Directors. The Board of Directors currently consists of four Class I directors, two Class II directors and two Class III directors. Following the Annual Meeting, our Board of Directors will consist of six directors: two Class I directors, two Class II directors and two Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates or until their respective successors are duly qualified and elected.

Board Independence

The Board of Directors has determined that each of its current directors, including all directors standing for reelection, except Mr. Klayko, who currently serves as Brocade’s the Chief Executive Officer, is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect.

Nominees

The Nominating and Corporate Governance Committee of the Board of Directors recommended, and the Board of Directors approves, Messrs. House and Krause as nominees for election at the Annual Meeting to Class I of the Board of Directors. If elected, Messrs. House and Krause each will serve as a director until our annual meeting in 2009, or until their respective successors are qualified and elected or their earlier resignation or removal. Each of the nominees is currently a director of the Company. Please see “Incumbent Director Nominees” on page 5 of this Proxy Statement for information concerning each of our incumbent directors standing for re-election.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR Messrs. House and Krause. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that any nominee would be unable or unwilling to serve as a director.

Vote Required

If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors. Only 2 directors have been nominated for election as Class I directors since Messrs. Neiman and Paisley declined to stand for re-election. Proxies may not be voted for a greater number of persons than the number of nominees named.

The Board of Directors unanimously recommends that stockholders vote “FOR” the election of Messrs. House and Krause.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected KPMG LLP as our independent auditors for the fiscal year ending October 28, 2006 and recommends that stockholders vote for ratification of such appointment. Although ratification by stockholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint new independent auditors at any time during the year if the Audit Committee believes that such a change would be in the best interests of Brocade and its stockholders. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee may reconsider its selection.

KPMG LLP was first appointed in fiscal year 2002, and has audited our financial statements for fiscal years 2002, 2003, 2004 and 2005. We expect that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Billed By KPMG LLP During Fiscal Years 2005 and 2004

	2005	2004

Audit Fees	$1,256,000	$596,000
Audit-Related Fees	—	33,000
Tax Fees	—	96,000
All Other Fees	1,168,000	8,000
Total	$2,424,000	$733,000

“Audit Fees” consisted of fees for the audit of our annual financial statements, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdiction, the preparation of an annual “management letter” on internal control matters and assurance services provided in connection with the assessment and testing of internal controls with respect to Section 404 of the Sarbanes-Oxley Act of 2002.

“Audit-Related Fees” consisted of assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include consultations concerning financial accounting and reporting standards in fiscal year 2004.

“Tax Fees” consisted of professional services rendered by KPMG LLP for tax compliance and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice. For fiscal year 2004, all fees billed were related to tax compliance services.

“All Other Fees” for fiscal year 2005 was substantially all related to fees incurred in connection with Audit Committee internal reviews regarding historical stock option granting practices, including leaves of absence and transition and advisory roles, which was completed in November 2005. For fiscal year 2004, the fees were related to an information systems security audit.

Pre-approval Policy.  The Audit Committee has established a policy governing our use of KPMG LLP for non-audit services. Under the policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent auditors in order to ensure that the provision of such services does not impair the auditors’ independence. The Audit Committee pre-approves certain Audit and Audit-Related Services, subject to certain fee levels. Any proposed services that are not a type of service that has been pre-approved or that exceed pre-approval cost levels require specific approval by the Audit Committee in advance. The Committee periodically revises the lists of pre-approved service types set forth in the policy as required. In fiscal years 2005 and 2004, all fees identified above under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” that were billed by KPMG LLP were approved by the Audit Committee in accordance with SEC requirements.

The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice by KPMG LLP is compatible with maintaining their independence.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of KPMG LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors, on behalf of the Audit Committee, recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP as Brocade’s independent auditors for the fiscal year ending October 28, 2006.

PROPOSAL THREE:

STOCKHOLDER PROPOSAL

The proposal set forth below has been submitted by the California Public Employees’ Retirement System, P.O. Box 942708, Sacramento, California 94229-2708 and appears exactly as submitted:

“RESOLVED, that the shareowners of Brocade Communications Systems, Inc. (“Company”) urge the Company to take all steps necessary, in compliance with applicable law, to delete Article VIII of its Certificate of Incorporation in order to eliminate Article VIII’s supermajority voting requirements to alter, amend, or repeal (1) Article VII, that creates a classified board structure, and (2) Article VIII itself.

SUPPORTING STATEMENT

Is accountability by the Board of Directors important to you as a shareowner of the Company? As a trust fund with more than 1.4 million participants, and as the owner of approximately 890,000 shares of the Company’s common stock, the California Public Employees’ Retirement System (CalPERS) thinks accountability is of paramount importance. This is why we are sponsoring this proposal which, if passed, would make the Company more accountable to shareowners by removing supermajority requirements that make it very difficult to declassify the Company’s board of directors and remove directors without cause.

As it currently stands, the affirmative vote two-thirds of the outstanding shares of the Company are required for shareowners to approve an amendment to the Certificate of Incorporation to declassify the Company’s board of directors or remove directors without cause. When you consider abstentions and broker non-votes, such a supermajority vote can be almost impossible to obtain. For example, a proposal to declassify the board of directors filed at Goodyear Tire & Rubber Company failed to pass even though approximately 90 percent of votes cast were in favor of the proposal. While it is often stated by corporations that the purpose of supermajority requirements is to provide corporations the ability to protect minority shareholders, supermajority requirements are most often used, in CalPERS’ opinion, to block initiatives opposed by management and the board of directors but supported by most shareowners. The Goodyear Tire & Rubber Company vote is a perfect illustration.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. CalPERS also believes that shareholders are willing to pay a premium for shares of corporations that have excellent corporate governance, as illustrated by a recent study by McKinsey & Co. If the Company were to remove its supermajority requirements, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance. Considering the Company’s five, three, and one year stock performances were -96%, -72 and -18%, respectively, action is warranted.

We urge your support FOR this proposal.”

STATEMENT OF THE BOARD OF DIRECTORS OPPOSING STOCKHOLDER PROPOSAL

The Company and the Board of Directors have a commitment to sound corporate governance practices for the benefit of the Company and its stockholders. A simple majority vote requirement already applies to most corporate matters involving the Company. The Company’s use of the supermajority requirements is both prudent and limited in scope. Our Certificate of Incorporation and Bylaws require an affirmative vote representing at least 66 2/3% of the voting power in order to:

•	modify the classified nature of the Board;

•	remove directors without cause;

•	amend or repeal provisions of the Bylaws relating to the annual meeting of stockholders or any special meeting of stockholders; or

•	amend or repeal the supermajority provisions of the Certificate of Incorporation.

These supermajority voting requirements relate to the fundamental elements of our corporate governance, including the independence of directors and the continuity and experience of the Board. Supermajority voting provisions, which are included in the governing documents of many public companies, are designed to encourage a person making an unsolicited bid for the Company to negotiate with the Board of Directors to reach terms that are fair and provide the best results for all stockholders. These voting provisions are intended to preserve and maximize the value of the Company for all stockholders by protecting against self-interested actions by one of a few large stockholders. These voting provisions do not preclude changes to the corporate governance provisions, but they do ensure that fundamental changes of this nature can only be made when a broad consensus of stockholders agrees that a change is prudent.

The Nominating and Governance Committee of the Board of Directors has carefully considered this proposal and the arguments for and against eliminating the supermajority voting requirements. We have concluded that it is still appropriate to require supermajority approval of such fundamental matters and therefore we oppose this proposal.

The Board of Directors recommends that stockholders vote “AGAINST” Proposal Three.

EXECUTIVE OFFICERS

Set forth below is information regarding our executive officers as of February 14, 2006.

Name	Age	Position

Michael Klayko	51	Chief Executive Officer and Director
Richard Deranleau	47	Interim Chief Financial Officer, Vice President and Treasurer
Don Jaworski	46	Vice President, Product Development
Ian Whiting	41	Vice President, World Wide Sales

Michael Klayko has served as our Chief Executive Officer and a director since January 2005. Prior to that, he served as Vice President, Worldwide Sales from May 2004 until January 2005. From April 2003 until May 2004, Mr. Klayko served as Vice President, Worldwide Marketing and Support, and from January 2003 until April 2003, he was Vice President, OEM Sales. From May 2001 to January 2003, Mr. Klayko was Chief Executive Officer and President of Rhapsody Networks, a privately held technology company acquired by Brocade. From December 1998 to April 2001, Mr. Klayko served as Executive Vice President of McDATA Corporation, a storage networking company. From March 1995 to November 1998, Mr. Klayko was Senior Vice President for North American Sales at EMC Corporation, a provider of information storage systems products. Mr. Klayko also held various executive sales and marketing positions at Hewlett-Packard Company and IBM Corporation. Mr. Klayko received a B.S. in Electronic Engineering from Ohio Institute of Technology, in Columbus, Ohio.

Richard Deranleau has served as our interim Chief Financial Officer since December of 2005. He has held the title Controller and Treasurer since June 2003 and Vice President since November 2005. From 1992 to May 2003, Mr. Deranleau served in various management positions for Polycom, Inc., including Vice President of Finance and Treasurer from January 2001 to May 2003. Prior to Polycom, Mr. Deranleau held various accounting and finance positions at Tandem Computers and Coopers and Lybrand, LLC. Mr. Deranleau holds a B.S. in Economics from Iowa State University, an M.B.A. from San Jose State University in San Jose, California, and is a Certified Public Accountant.

Don Jaworski has served as our Vice President, Product Development since November 2004. Prior to that, Mr. Jaworski served as our Vice President, Engineering from April 2003 to November 2004. From January 2002 to December 2002, Mr. Jaworski was with Mohr, Davidow Ventures, an early stage venture capital firm, as an Entrepreneur in Residence. From June 2000 to July 2001, Mr. Jaworski served as Senior Vice President of Product Development of Cacheflow, Inc., which acquired SpringBank Network, Inc., a privately held company, where Mr. Jaworski held the position of Chief Executive Officer and Vice President of Engineering from May 2000 to June 2000. Mr. Jaworski holds a B.S. in Computer Science from Bowling Green State University and an M.B.A. from Santa Clara University in Santa Clara, California.

Ian Whiting has served as our Vice President, World Wide Sales since May of 2005. From 2003 until his promotion to his current position, Mr. Whiting served as our Vice President of EMEA and Latin America, and from 2001 through 2002 as our Executive Director of Partner Sales for EMEA. Prior to joining us in 2001, he was Director of Compaq Storage Works EMEA. Mr. Whiting holds a bachelor’s degree in French and German from the University College Swansea, an M.A. in European Business Studies from Cranfield School of Management, and a diploma of marketing from the Chartered Institute of Marketing in Maidenhead, United Kingdom.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth compensation information for our Chief Executive Officer and our named executive officers as of the end of our last three fiscal years.

Summary Compensation Table

								Long-Term
								Compensation
								Awards
								Securities
								Underlying
	Fiscal	Annual Compensation				Other Annual		Options	All Other
	Year	Salary ($)		Bonus ($)(1)		Compensation ($)		(# of Shares)	Compensation ($)(2)

Michael Klayko(3)	2005	$481,364		$341,951				1,600,000	$3,587
Chief Executive Officer	2004	$283,333		$195,230				575,000	$4,664
	2003	$175,000		$42,464				713,781	$3,324
Don Jaworski(4)	2005	$375,000		$165,275				175,000	$4,260
Vice President, Product	2004	$306,000		$177,381				425,000	$2,901
Development	2003	$153,409		$30,405				650,000	$1,292
Ian Whiting(5)	2005	$336,630		$206,029	(9)	$71,628	(10)	245,000	$35,503	(11)
Vice President,	2004	$173,621		$349,178	(12)	$97,080	(13)	160,000	$4,354	(14)
Worldwide Sales	2003	$166,013		$243,559	(15)			414,875	$1,023	(16)
Antonio Canova(6)	2005	$331,250		$154,258				175,000	$2,235	(17)
Former Chief Financial	2004	$252,050		$151,750				375,000	$3,863
Officer and VP,	2003	$238,525		$55,826				695,149	$3,593
Administration
Gregory L. Reyes(7)	2005	$112,273	(18)	—				—	$262,560	(19)
Former Chief	2004	$506,667		$344,824				1,600,000	$4,350
Executive Officer	2003	$500,000		—				1,703,214	$4,141
David L. House(8)	2005	—		—				—	—
Former interim	2004	—		—				—	—
Chief Executive Officer	2003	—		—				—	—

(1)	Bonus amounts for 2005 do not include bonuses paid in fiscal year 2006 and which required the eligible executive officer to remain employed with the Company through December 15, 2005. All of the following were employed by the Company through December 15, 2005 and, as a result, were paid the following amounts: Mr. Klayko, $438,050; Mr. Jaworski, $334,724; Mr. Whiting, $50,000; and Mr. Canova, $195,743.

(2)	All other compensation includes group term life insurance premiums and 401(k) matching payments, except as noted.

(3)	Mr. Klayko was named Chief Executive Officer in January 2005. Mr. Klayko joined the Company in January 2003 as Vice President, OEM Sales and subsequently served as Vice President, Worldwide Marketing and Support, and Vice President, Worldwide Sales.

(4)	Mr. Jaworski joined the Company in April 2003.

(5)	Mr. Whiting was named Vice President, Worldwide Sales in May 2005. Mr. Whiting joined the Company in 2001 as Executive Director of Partner Sales for EMEA and subsequently served as our Vice President of EMEA and Latin America prior to his promotion to VP Worldwide Sales.

(6)	Mr. Canova resigned from his position as Chief Financial Officer and VP Administration with the Company effective December 15, 2005 and his employment with the Company terminated in January 2006.

(7)	Mr. Reyes served as Chief Executive Officer and Chairman of the Board from 1998 until January 2005. Effective January 18, 2005, Mr. Reyes became an advisor to the Company. Mr. Reyes subsequently resigned from the Company’s board of directors in April 2005 and his advisory relationship with the Company terminated in July 2005.

(8)	Mr. House served as the Company’s interim Chief Executive Officer for a three-day period between the resignation of Mr. Reyes and the appointment of Mr. Klayko as CEO. He received no compensation or option grants for that period other than Board and committee fees as set forth in the section entitled “Board Compensation.”

(9)	Includes $126,696 earned as commissions and $79,333 earned as bonus.

(10)	Includes $71,628 in connection with Mr. Whiting’s relocation to the United States to assume his role as VP Worldwide Sales ($30,511 as reimbursement for payment of taxes and $41,117 in additional relocation payments).

(11)	Includes $30,666 in nontaxable relocation expenses in connection with Mr. Whiting’s relocation to the United States to assume his role as VP Worldwide Sales; $1,500 in connection with 401(k) match; and $3,337 for family medical insurance premiums.

(12)	Includes $226,986 earned as commissions and $122,192 earned as bonus.

(13)	Includes $97,080 as housing allowance.

(14)	Includes $4,354 for family medical insurance premiums.

(15)	Includes $174,053 earned as commissions and $69,506 earned as bonus.

(16)	Includes $1,023 for family medical insurance premiums.

(17)	Includes amounts for 401(k) contribution and group term life insurance. Mr. Canova did not receive any payments in connection with his termination of employment with the Company in January 2006.

(18)	Represents salary paid to Mr. Reyes during his tenure as Chief Executive Officer during fiscal year 2005.

(19)	Includes $260,385 as payment for advisory services under an agreement with the Company described in this Proxy Statement in the section entitled “Change of Control and Severance Arrangements.”

Option Grants in Last Fiscal Year

The following table sets forth information regarding options granted during fiscal year 2005 to each of the persons named in the Summary Compensation Table.

		Percent of
		Total			Potential Realizable
	Number of	Options			Value at Assumed
	Securities	Granted to	Exercise		Annual Rates of Stock
	Underlying	Employees	Price		Price Appreciation for
	Options	in Fiscal	per Share	Expiration	Option Term (1)
Name	Granted (#)	Year(2)	($/Share)(3)(4)	Date	5% ($)	10% ($)

Michael Klayko(5)	1,000,000	8.70%	$6.42	2/18/2012	$2,613,585	$6,090,764
	600,000	5.22%	$6.00	3/08/2012	1,465,562	3,415,382
Don Jaworski(6)	175,000	1.52%	$6.00	3/08/2012	427,455	996,153
Ian Whiting(7)	70,000	0.61%	$6.00	3/08/2012	170,982	398,461
	175,000	1.52%	$3.93	5/23/2012	279,983	652,480
Antonio Canova(8)	175,000	1.52%	$6.00	3/08/2012	427,455	996,153
Gregory L. Reyes	—	—	—	—	—	—
David L. House	—	—	—	—	—	—

(1)	Potential realizable values (i) are net of exercise price before taxes, (ii) assume that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option term, and (iii) assume that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These numbers are calculated based on SEC rules and do not reflect our estimate of future stock price growth.

(2)	Based on options to purchase 14,487,827 shares of Common Stock granted to employees in fiscal year 2005.

(3)	Options were granted at an exercise price equal to the fair market value of our Common Stock, as determined by reference to the closing price reported on the Nasdaq National Market on the date of grant.

(4)	Exercise price and tax withholding obligations may be paid in cash, by delivery of already-owned shares subject to certain conditions, or pursuant to a cashless exercise procedure.

(5)	The options granted to Mr. Klayko in fiscal year 2005 to purchase 1,000,000 and 600,000 shares each vest as follows: 1/48th of the shares monthly over 4 years.

(6)	The option granted to Mr. Jaworski in fiscal year 2005 to purchase 175,000 shares vests as follows: 1/48th of the shares monthly over 4 years.

(7)	The options granted to Mr. Whiting in fiscal year 2005 to purchase 70,000 and 175,000 shares each vest as follows: 1/48th of the shares monthly over 4 years.

(8)	All 175,000 options granted to Mr. Canova in 2005 were cancelled in connection with Mr. Canova’s termination of employment in January 2006.

Aggregated Option Exercises in Fiscal Year 2005 and Year-End Option Values

The following table sets forth information with respect to persons named in the Summary Compensation Table concerning exercised and unexercised options held as of the fiscal year ended October 29, 2005.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired on	Value	Options at Fiscal Year-End (#)		Fiscal Year End ($)(2)
Name	Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael Klayko	—	—	1,072,602	1,816,179	$0	$0
Don Jaworski	—	—	633,432	616,568	$0	$0
Ian Whiting	—	—	326,476	393,399	$0	$0
Antonio Canova	—	—	833,165	411,984	$0	$0
Gregory L. Reyes	—	—	—	—	—	—
David L. House(3)	—	—	—	—	—	—

(1)	Market value of our Common Stock at the exercise date minus the exercise price.

(2)	Market value of our Common Stock at fiscal year-end minus the exercise price. The market value of our Common Stock on October 29, 2005 was $3.60 per share.

(3)	Mr. House received no option grants in connection with his service as interim Chief Executive Officer.

Change of Control and Severance Arrangements

Michael Klayko.  Brocade has entered into an agreement with Mr. Klayko whereby if his employment with Brocade is terminated by the Company without cause or by him for good reason within 12 months after a change of control of Brocade, he will receive, subject to signing a release of claims in favor of Brocade and its affiliates, (a) a lump sum payment equal to 24 months of his base salary and 200% of his target bonus for the fiscal year in which his termination occurs, (b) Company-paid COBRA benefits for 18 months, and (c) full accelerated vesting of then-outstanding, unvested stock options granted on or prior to March 8, 2005. In addition, such Agreement also provides that if Mr. Klayko’s employment with Brocade is terminated without cause (other than within 12 months after a change of control of Brocade), he will receive, subject to signing a release of claims in favor of Brocade and its affiliates, (a) a lump sum payment equal to 12 months of his base salary and target bonus, and (b) Company-paid COBRA benefits for 12 months.

Messrs. Canova, Jaworski and Whiting.  Brocade has entered into an agreement with each of Messrs. Antonio Canova, Don Jaworski and Ian Whiting (each an “Executive Officer” and together, the “Executive Officers”) pursuant to which, if such Executive Officer’s employment is terminated by Brocade without cause or by either of them for good reason within 12 months after a change of control of Brocade, he is eligible to receive, subject to signing a release of claims in favor of Brocade and its affiliates, (a) a lump sum payment equal to 12 months of his base salary and 100% of his target bonus for the fiscal year in which his termination occurs, (b) Company-paid COBRA benefits for 12 months, and (c) full accelerated vesting of the Executive Officer’s then outstanding, unvested stock options granted on or prior to March 8, 2005, except that Mr. Whiting shall receive full accelerated vesting with respect to his then-outstanding, unvested stock options granted on or prior to April 30, 2005 and those stock options granted to him as a result of his promotion to VP Worldwide Sales. If the employment of any of the Executive Officers is terminated without cause (other than within 12 months after a change of control of Brocade), such Executive Officer is entitled to receive, subject to signing a release of claims in favor of Brocade and its affiliates, (a) a lump sum payment equal to 6 months of his base salary, and (b) Company-paid COBRA benefits for 6 months. Mr. Canova’s employment with the Company terminated in January 2006 and no payments were made to Mr. Canova under the terms of the agreement.

Gregory L. Reyes.  On February 18, 2005, the Company agreed to the terms of a two-year consulting agreement with Gregory L. Reyes, former CEO and director of the Company, in which Mr. Reyes agreed to serve as a consultant to the Chief Executive Officer and the Board of Directors of the Company, rendering such business and professional services in ways and at times as reasonably directed by the CEO and the Board which were consistent with his role as a strategic advisor. His total cash compensation under the agreement was $910,000 per year, consisting of $520,000 in base pay and $390,000 in incentive compensation, and his outstanding stock options were to continue to vest through the term of the consulting agreement. The agreement provided that in the event Mr. Reyes’ consulting relationship with the Company was terminated for any reason, he would be entitled to (i) all base salary accrued up to the effective date of termination, (ii) full payment for accrued but unused vacation, (iii) all benefits or compensation accrued prior to termination, and (iv) all business expenses required to be reimbursed under the Company’s business expense policy. In addition, the agreement provided that in the event Mr. Reyes’ consulting relationship was terminated without cause or he resigned for “good reason,” as defined in the agreement, he would be entitled to receive, for a period of 24 months from the effective date of his termination of the consulting relationship, (i) continued payment of his base pay and incentive compensation, (ii) COBRA premium payments, and (iii) continued vesting of outstanding stock options. If a change of control occurred during Mr. Reyes’ consulting relationship under the agreement, he would also have been eligible to receive 100% vesting of his then-unvested stock options. The agreement and consulting arrangement between the Company and Mr. Reyes were terminated on July 21, 2005. As of that date, vesting of stock options granted to Mr. Reyes ceased, any unvested options reverted to the stock plan under which they were granted, and Brocade was no longer obligated to make any further payments under the agreement. See the Summary Compensation table on page 18 for amounts paid to Mr. Reyes under the agreement.

Retirement Benefits

The Company has no retirement plan or benefit arrangements in place with any senior executives other than the Company’s 401(k) Plan which is available to all employees.

10b5-1 Trading Plans

Each of the Company’s Executive Officers and Directors may enter into a written plan for the automatic trading of securities in accordance with Section 10b5-1 of the General Rules and Regulations under the Securities Exchange Act of 1934.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the compensation agreements and other arrangements that are described under “Change of Control and Severance Agreements” and the transactions described below, there was not during fiscal year 2005 nor is there currently proposed, any transaction or series of similar transactions to which Brocade was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, five percent stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Legal Services

During fiscal year 2005, the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) acted as principal outside legal counsel to Brocade. Larry W. Sonsini, a director of Brocade until March 2005, serves as a member of WSGR and is currently the Chairman of the firm’s Executive Committee. Aggregate fees billed to us by WSGR for legal services rendered during fiscal year 2005 were $6.7 million, the substantial majority of which related to legal services rendered in connection with the previously disclosed SEC investigation and related private litigation. We believe that the services rendered to us by WSGR were on terms no more or less favorable than those with unrelated parties.

Other Related Party Transactions

The Company reimbursed Mr. Gregory L. Reyes, Brocade’s former Chairman of the Board and Chief Executive Officer, for expenses incurred by Mr. Reyes in the operation of his private plane when used for Brocade business. Mr. Reyes also served as a Director of Brocade until April 2005, and Advisor until July 2005. During fiscal years 2005, 2004 and 2003, the Company incurred expenses of approximately zero, $360,000 and $300,000, respectively, for expenses incurred by Mr. Reyes pursuant to this reimbursement agreement. The amount reimbursed to Mr. Reyes was consistent with the Company’s employee travel expense reimbursement policy and, the Company believes, the amount was at or below the market rate charged by charter carriers for comparable travel arrangements.

The Company also has an agreement with San Jose Sharks, L.P., which is a limited partnership in which Mr. Reyes has a general partnership interest. Under the agreement, Brocade receives marketing and advertising services and use of certain facilities owned by the limited partnership. During fiscal years 2005, 2004 and 2003, we made payments of approximately $149,000, $360,000 and $472,000, respectively, pursuant to this agreement. We entered into this agreement before Mr. Reyes acquired his interest in the limited partnership. We believe that the terms we received under the agreement were no more or less favorable than those with unrelated parties.

COMPENSATION COMMITTEE REPORT

The following is the report of the Compensation Committee of the Board of Directors with respect to the compensation paid to our executive officers during fiscal year 2005. Actual compensation earned during fiscal year 2005 by the persons named in the Summary Compensation Table is shown in the Summary Compensation Table on page 18. For a description of the Committee and its members, please see the Compensation Committee section on page 8 of this Proxy Statement.

Compensation Strategy

Brocade’s executive compensation policies are designed to attract, motivate and retain talented executives who will contribute to the Company’s long-term success. We reward our executives for achievement of designated business objectives, the level of their individual contribution and the overall financial performance of Brocade. Within this overall strategy, the Compensation Committee’s objectives are to:

•	Provide a competitive total compensation package that takes into consideration the compensation practices of peer companies in the technology industry, with which we compete for executive talent.

•	Provide variable compensation opportunities based upon a “pay for performance” philosophy which links the level of compensation awarded under these opportunities to the achievement of financial, organizational, management and individual performance goals.

•	Align the financial interests of executive officers with those of stockholders by providing executives with an equity interest in Brocade.

Components of Executive Compensation

The compensation program for our executive officers consists of the following components:

•	Base Salary

•	Annual Cash Incentives

•	Long-Term Equity Incentives

Base Salary.  On an annual basis, Brocade performs external market compensation comparisons relative to storage/networking industry and other high technology talent competition peer groups. Our philosophy regarding base salaries is to be at or above the comparable industry median. The Compensation Committee reviews management’s , recommendations and sets the salary ranges of executive officers prior to or at the beginning of each fiscal year. The specific annual salary of each executive officer is then set based upon competitive compensation data, as well as that person’s job responsibilities, level of experience, past and expected individual performance and overall contribution to the business.

Annual Cash Incentives.  We have implemented a cash incentive plan, called the “Senior Leadership Plan,” which is designed to link incentive compensation with individual and Company performance. The Senior Leadership Plan compensates officers in the form of annual cash incentives. Such cash incentives are intended to motivate and reward executive officers by linking the amount of their cash compensation to individual-based performance as well as Company and departmental goals. For fiscal year 2005, the annual cash incentives also included a time-based element, which required the executive to remain employed with the Company through December 15, 2005. The cash incentives for executive officers reflect the Compensation Committee’s belief that a significant portion of the compensation of each executive officer should be contingent upon the individual contributions of each executive officer and the overall performance of the Company.

All of our named executive officers, as well as each of our officers who are not named executive officers, are eligible to participate in the Senior Leadership Plan. Prior to the beginning of fiscal year 2005, the Compensation Committee established target cash incentives for each executive officer as a percentage of the officer’s base salary. During fiscal year 2005, the annual target level of the cash incentives that the executive officers were eligible to receive varied from 50% to 75% percent of such officer’s base salary. In addition, the executive officers were eligible to receive, and received, an additional cash bonus such that their total cash bonus was equal to 2 times their annual targeted bonus, with the exception of Mr. Jaworski, who was eligible to receive, and received, an additional cash bonus such that his total cash bonus was equal to 2.67 times his targeted bonus for fiscal year 2005.

The Board of Directors evaluates the performance of Brocade and the Compensation Committee evaluates the individual performance of the executive officers before any cash incentive payments are made. Our total cash compensation (including salary and bonuses) on average is targeted at or above industry averages. Annual cash incentives for fiscal year 2005 were awarded to Messrs. Klayko, Canova, Jaworski and Whiting in the amounts set forth in the Summary Compensation Table.

Long-Term Equity Incentives.  The Compensation Committee provides our executive officers with long-term incentive compensation through grants of options to purchase our Common Stock and/or grants of restricted stock subject to a right of repurchase which lapses over time. The goal of the long-term equity incentive program is to align the interests of executive officers with those of Brocade’s stockholders and to provide each executive officer with a significant incentive to manage Brocade from the perspective of an owner with an equity stake in the business. We believe that equity awards directly motivate an executive to maximize long-term stockholder value. The equity awards also utilize vesting periods that encourage key executives to remain employed by us.

The Compensation Committee considers each equity award subjectively at the time the new equity award is granted, reviewing factors such as competitive market data, individual performance, and anticipated future contribution toward the attainment of our long-term strategic performance. In fiscal year 2005, executive officers were granted stock options to purchase 2,195,000 shares of our Common Stock.

Chief Executive Officer Compensation

The Compensation Committee uses the philosophy, process and procedures described above in setting the annual salary, bonus and equity awards for our Chief Executive Officer. Specifically, in January 2005, the Compensation Committee reviewed and approved the fiscal year 2005 salary for Mr. Klayko, our current Chief Executive Officer, who was Vice President, Worldwide Sales before he was appointed as Chief Executive Officer in January 2005. The Compensation Committee’s decisions with regard to Mr. Klayko’s base salary for fiscal year 2005, and the equity awards granted to him as Chief Executive Officer of Brocade, were based on his personal performance of his job responsibilities and duties, the compensation levels of chief executive officers of peer companies in the technology industry and the advice of independent compensation consultants.

The payment of Mr. Klayko’s annual cash bonus for 2005 was contingent upon Mr. Klayko’s achievement of his individual performance goals, which included financial performance milestones for the Company, organizational goals and a time-based element. The Committee determined that Mr. Klayko achieved his individual performance targets, such that Mr. Klayko was eligible to receive, and received, 2 times his annual targeted cash bonus amount.

Mr. Gregory L. Reyes served as the Company’s Chief Executive Officer until January 18, 2005. Mr. Reyes received his base salary for his service as CEO through January 18, 2005 in an amount totaling $112,273. He did not receive any bonus or equity awards for fiscal year 2005. After Mr. Reyes ceased serving as the Company’s CEO, Mr. Reyes received compensation totaling $260,385 for his services as an advisor to the Company through July 2005.

Mr. David House, a member of the Company’s Board of Directors, was appointed by the Board to serve as the Company’s interim Chief Executive Officer for a three-day period from the date of Mr. Reyes’ departure through the appointment of Mr. Klayko as the Company’s Chief Executive Officer. Mr. House received no compensation for serving as interim CEO during that time.

Policy on Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1.0 million per officer in any year. At the Company’s annual meeting in 2002, our stockholders approved option grant limitations contained in the Company’s 1999 Stock Plan so that the Company could deduct for federal income tax purposes compensation in excess of $1.0 million that may be paid to certain of our executive officers in any single year. (Compensation includes cash compensation as well as gains associated with the exercise of stock options under the 1999 Stock Plan.) As a result, the 1999 Stock Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under the 1999 Stock Plan will qualify as performance-based compensation not subject to the $1.0 million limitation. However, the Compensation Committee generally reserves the right to pay amounts of compensation that may not be fully deductible under Section 162(m) if it believes that it is in the best interests of the Company and its stockholders to do so.

Respectfully submitted by:

Neal Dempsey (Chair)
David L. House*
L. William Krause
Sanjay Vaswani

* appointed to the Compensation Committee in January 2006

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended October 29, 2005 with our management. In addition, the Audit Committee has discussed with KPMG LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The Audit Committee also has received the written disclosures and the letter from KPMG LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 29, 2005.

Respectfully submitted by:

Christopher B. Paisley (Chair)
L. William Krause*
Robert R. Walker**

 * appointed to the Audit Committee in February 2005.
** appointed to the Audit committee in April 2005.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our Common Stock with the cumulative return of the Nasdaq Market Index, the SIC Code Computer Peripheral Equipment Index (3577) and the Nasdaq Computer Index (IXCO) for the period commencing October 28, 2000 and ending on October 29, 2005. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point. Beginning in fiscal year 2005, the Company added the Nasdaq Computer Index to this table. The Nasdaq Computer Index contains securities of approximately 580 Nasdaq-listed companies classified according to the Industry Classification Benchmark as Technology (excluding Telecommunications Equipment), which include computer services, internet, software, computer hardware, electronic office equipment and semiconductors.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG BROCADE COMMUNICATIONS SYSTEMS, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE NASDAQ COMPUTER INDEX AND SIC CODE 3577

*	$100 invested on 10/28/00 in stock or index-including reinvestment of dividends. Indexes are calculated on month-end basis.

	Cumulative Total Return
	10/28/00	10/27/01	10/26/02	10/25/03	10/30/04	10/29/05
BROCADE COMMUNICATIONS SYSTEMS, INC.	100.00	22.18	7.28	5.35	6.00	3.18
NASDAQ STOCK MARKET (U.S.)	100.00	50.79	41.13	59.63	60.94	65.97
NASDAQ COMPUTER	100.00	51.08	32.09	46.82	39.64	41.22
SIC CODE 3577 (Computer Peripheral Equipment)	100.00	33.19	22.15	37.26	37.45	32.05

The performance graph set forth above assumes that on October 28, 2000, $100 was invested in our Common Stock, in the Nasdaq Market Index, in the SIC Code Computer Peripheral Equipment Index (3577) and the Nasdaq Computer Index (IXCO), and that all dividends were reinvested. No dividends have been declared or paid on our Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, a householding notice will be sent to stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials, and they will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to receive a separate proxy card.

If any stockholders in your household wish to receive a separate annual report and a separate proxy statement, they may call our Investor Relations group at 408-333-8000 or write to Investor Relations, Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110. They may also send an email to our Investor Relations Group at investor-relations@brocade.com. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to Investor Relations.

INCORPORATION BY REFERENCE

The information contained above under the captions “Compensation Committee Report,” “Audit Committee Report” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Brocade specifically incorporates it by reference into such filing.

For the Board of Directors

Tyler Wall
Vice President, General Counsel and
Corporate Secretary

March 6, 2006

Appendix I

CHARTER FOR THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS OF
BROCADE COMMUNICATIONS SYSTEMS, INC.

PURPOSE:

The purpose of the Audit Committee of the Board of Directors of Brocade Communications Systems, Inc. (the “Company”) shall be to:

•	Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•	Assist the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, independence and performance; and (iv) the Company’s internal accounting and financial controls;

•	Prepare the report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement;

•	Provide the Company’s Board with the results of its monitoring and recommendations derived therefrom; and

•	Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors. The Audit Committee will consist of at least three members of the Board of Directors. Members of the Audit Committee must meet the following criteria (as well as any additional criteria required by the SEC):

•	Each member will be an independent director, as defined in (i) the NASDAQ rules and (ii) the rules of the SEC, as may be in effect from time to time;

•	Each member will be able to read and understand fundamental financial statements, in accordance with the NASDAQ National Market Audit Committee requirements; and

•	At least one member will be a financial expert, as defined in the rules of the SEC.

AUTHORITY AND RESPONSIBILITIES:

In addition to any other responsibilities which may be assigned from time to time by the Board of Directors, the responsibilities of the Audit Committee shall include:

Independent Auditors

•	Appointing, compensating and overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	Pre-approving audit and non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard, the Audit Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors;

•	Reviewing and providing guidance with respect to the external audit and the Company’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining on a periodic basis a statement from the independent auditors regarding relationships and services with the Company which may impact independence and presenting this statement to the Board of Directors, and to the extent there are relationships, monitoring and investigating them; (iii) reviewing the independent auditors’ peer review conducted every three years; (iv) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented; and (v) reviewing reports submitted to the audit committee by the independent auditors in accordance with the applicable SEC requirements; and

•	At least annually, obtaining and reviewing a report by the independent auditor describing (i) the audit firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality- control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the audit firm; and (iii) any steps taken to deal with any such issues.

Financial Statements, Disclosure and Other Risk Management and Compliance Matters

•	Reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC;

•	Directing the Company’s independent auditors to review before filing with the SEC the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

•	Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

•	Reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release;

•	Overseeing compliance with the requirements of the SEC for disclosure of auditor’s services and audit committee members, member qualifications and activities;

•	Reviewing on a continuing basis the adequacy of the Company’s system of internal controls, including meeting periodically with the Company’s management and the independent auditors to review the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•	Providing a report in the Company’s proxy statement in accordance with the rules and regulations of the SEC;

•	Reviewing the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures;

•	Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	If necessary, instituting special investigations with full access to all books, records, facilities and personnel of the Company;

•	As appropriate, obtaining advice and assistance from outside legal, accounting or other advisors (without seeking Board of Directors approval);

•	Reviewing, approving and monitoring the Company’s code of ethics for its senior financial officers;

•	Reviewing management’s monitoring of compliance with the Company’s standards of business conduct and with the Foreign Corrupt Practices Act;

•	Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

•	Reviewing the Company’s financial and accounting reporting compliance relating to its employee benefit plans; and

•	Reviewing and approving in advance any proposed related party transactions.

Reporting to the Board

•	At least quarterly, reporting to the Board. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, the performance of the internal audit function and any other matters that the Audit Committee deems appropriate or is requested to be included by the Board;

•	At least annually, reviewing and assessing the adequacy of this charter and recommend any proposed changes to the Board for approval; and

•	At least annually, evaluating its own performance and report to the Board on such evaluation.

LIMITATIONS INHERENT IN THE AUDIT COMMITTEE’S ROLE:

It’s not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

It is also not the duty of the Audit Committee to resolve disagreements, if any, between management and the outside auditors or to assure compliance with laws and regulations and the Company’s policies generally. Furthermore, it is the responsibility of the CEO and senior management to avoid and minimize the Company’s exposure to risk, and while the Audit Committee is responsible for reviewing with management the guidelines and policies to govern the process by which risk assessment and management is undertaken, the Audit Committee is not the sole body responsible.

MEETINGS:

The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Audit Committee will meet separately with the independent auditors of the Company, at such times as it deems appropriate, but not less than quarterly, to fulfill the responsibilities of the Audit Committee under this charter.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

COMPENSATION:

Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board of Directors in its sole discretion. Such fees may include retainers, per meeting fees and special fees for service as Chair of the Audit Committee. Fees may be paid in such form of consideration as is determined by the Board of Directors, which may include cash, deferred payment, stock, stock options, phantom stock and common stock equivalents.

Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board of Directors or any committee thereof.

DELEGATION OF AUTHORITY:

The Audit Committee may, from time to time, delegate its authority to approve non-audit services on a preliminary basis to one or more designated members of the Audit Committee, provided that such designees present any such approval to the full Audit Committee for ratification at the next scheduled meeting.

MAP AND DIRECTIONS TO BROCADE COMMUNICATIONS SYSTEMS, INC.

Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, CA 95110

From San Francisco — Traveling South on Interstate 280

•	South on Interstate 280 and take the Interstate 880/Highway 17 ramp toward Oakland/Santa Cruz.

•	Merge onto the Interstate 880 North ramp toward Oakland and continue on Interstate 880.

•	Take the First Street exit, and turn left onto North First Street.

•	Turn left onto Skyport Drive.

•	Turn right onto Technology Drive.

•	Turn left into the Brocade entrance at 1745 Technology Drive.

From San Francisco — Traveling South on Highway 101

•	South on Highway 101 and take the Brokaw Road/First Street exit.

•	Turn right onto Airport Parkway.

•	Turn left onto Technology Drive/Gateway.

•	Turn right into the Brocade entrance at 1745 Technology Drive.

From San Jose — Traveling North on Highway 101

•	North on Highway 101 and take the Brokaw Road exit toward First Street.

•	Turn left onto East Brokaw Road, which becomes Airport Parkway.

•	Turn left onto Technology Drive/Gateway.

•	Turn right into the Brocade entrance at 1745 Technology Drive.

BROCADE COMMUNICATIONS SYSTEMS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Monday, April 17, 2006
4 p.m. Pacific time
At the offices of the Company:
1745 Technology Drive
San Jose, CA 95110

Brocade Communications Systems, Inc.	proxy
1745 Technology Drive
San Jose, CA 95110

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Monday, April 17, 2006.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” the nominees listed in Item 1, “FOR” Item 2, and “AGAINST” Item 3.
By signing the proxy, you revoke all prior proxies and appoint Michael Klayko, Richard Deranleau and Tyler Wall and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. In their discretion, the proxies are authorized to vote upon any such other business as may properly come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

COMPANY #
There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 14, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/brcd/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 14, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Brocade Communications Systems, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò

The Board of Directors Recommends a Vote FOR the nominees listed in Item 1, FOR Item 2 and AGAINST Item 3.

1.	Election of directors:	01 David House	☐	Vote FOR	☐	Vote WITHHELD
		02 L. William Krause		all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal Two — Ratification of Selection of Independent Auditor	☐	For	☐	Against	☐	Abstain

3.	Proposal Three — Stockholder Proposal	☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 and FOR PROPOSAL 2, AND AGAINST PROPOSAL 3.
Address Change? Mark Box ☐ Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.